Exhibit 99.1

News Release

STANDARD PACIFIC CORP. REPORTS 2007 THIRD QUARTER RESULTS

Financial and Operating Highlights – 2007 Third Quarter vs. 2006 Third Quarter

•	Loss per share of $1.85 vs. earnings per share of $0.47 last year

•	Earnings per share of $0.27, excluding the third quarter after-tax impairment charge of $2.12 per share

•	Net loss of $119.7 million compared to net income of $30.8 million last year

•	$223.5 million of charges related to inventory and joint venture impairments and land deposit write-offs

•	Homebuilding revenues of $675.5 million compared to $834.1 million last year

•

Gross margin from home sales of 0.9% (20.2%* excluding the $119.6 million housing inventory impairment charge) vs. 19.2% last year (or 24.9% excluding the $47.7 million housing inventory impairment charge)

•	1,697** new home deliveries, down 25% from 2,254** last year

•	1,474** net new home orders, up 23% year-over-year, a cancellation rate of 34% versus 50% last year and quarter-end backlog of 2,584** homes, valued at $1.0 billion compared to $1.6 billion a year ago

IRVINE, CALIFORNIA, October 25, 2007, Standard Pacific Corp. (NYSE:SPF) today reported the Company’s unaudited 2007 third quarter operating results. The net loss for the quarter ended September 30, 2007 was $119.7 million, or $1.85 per share, compared to net income of $30.8 million, or $0.47 per diluted share, in the year earlier period. Homebuilding revenues for the 2007 third quarter were $675.5 million versus $834.1 million last year. The Company’s results for the 2007 third quarter include non-cash pretax impairment charges of $223.5 million, or $2.12 per diluted share after tax, of which $175.2 million related to consolidated real estate inventories, $41.8 million related to the Company’s share of joint venture inventory impairment charges, and $6.5 million related to land deposit and capitalized preacquisition cost write-offs for abandoned projects. Excluding the third quarter impairment charges, the Company’s earnings would have been $0.27 per share.

Stephen J. Scarborough, Chairman, CEO and President of the Company said, “Conditions across most of the country’s major housing markets continued to weaken during the Company’s most recent fiscal

*	The Company’s reported gross margin from home sales for the 2007 third quarter was $5.3 million, or 0.9%, and after adding back the housing inventory impairment charge of $119.6 million, the Company’s gross margin from home sales would have been $124.9 million, or 20.2%.

**	Excludes the Company’s unconsolidated joint ventures.

quarter. High levels of unsold new and existing homes, decreasing home prices, tenuous homebuyer confidence and further erosion of mortgage credit liquidity during the quarter combined to undermine any stability within the markets. These forces continued to weigh heavily on the minds of our prospective homebuyers during the third quarter, putting added pressure on home prices, which resulted in soft sales absorption rates, higher levels of buyer cancellations and additional inventory impairment charges for the Company.”

“As we manage our business through these challenging times, we continue to be focused on reducing our level of consolidated inventories, generating cash flow and paying down debt. Over the last twelve months, we have reduced our level of consolidated unsecured homebuilding debt by over $265 million and expect to continue to be cash flow positive as we look to the balance of this year and for calendar 2008 taken as a whole. It is our goal to pay off a substantial portion of our revolving credit facility and reduce our absolute homebuilding debt levels by the end of 2007. In addition, we expect to generate net cash next year even after retiring our $150 million of senior notes maturing in October 2008.”

Mr. Scarborough continued, “During the third quarter, we took steps to improve our liquidity including providing the Company with added flexibility under the covenants of our revolving credit facility. We amended our bank revolver, Term Loan A and Term Loan B facilities to, among other things, reduce the level of required consolidated tangible net worth and provide greater flexibility under our interest coverage ratio covenant. In exchange for these adjustments, the Company agreed to an immediate reduction of the leverage covenant and an additional tightening of the leverage covenant over time and a reduction in the revolving credit facility commitment from $1.1 billion to $900 million, a level commensurate with our projected capital requirements looking forward. In addition, to create additional liquidity under the facility’s borrowing base provision, the Company issued $100 million of senior subordinated convertible notes. The Company’s cushion under its borrowing base, which stood at over $300 million at September 30, 2007, increased nearly $47 million from the end of the second quarter.”

“We continue to carefully monitor and evaluate our joint venture portfolio. During the quarter, we made remargin payments totaling approximately $7 million and we estimate our share of additional remargin obligations currently to be in the range of $45 to $60 million based upon present asset values. These amounts are reflected in our cash flow projections, but do not reflect the potential impact of any further reductions in asset values which may continue until market conditions stabilize. In addition, we unwound two of our joint ventures in California this quarter by acquiring the interests of our partners and paying off the related joint venture debt and we will likely unwind an additional California venture in the fourth quarter of this year by assuming the interest of our partner and retiring $60 million of related debt. While over the course of this downturn we may find it necessary to unwind additional joint ventures, we are not currently in discussions with any of our other venture partners to acquire or assume their venture interests.”

Mr. Scarborough concluded, “To support our financial objectives, we have implemented a number of operating initiatives companywide. We are focused on maintaining a competitive pricing strategy while finding the right balance between margin, volume and cash flow generation. We are also carefully managing our starts and other cash outflows, including land and land development expenditures, and we have sold excess land and been successful reducing our lot inventories across the Company. In addition, we continue to focus on product design and production efficiencies with the goal of reducing the overall cost structure of our homes. Finally, we are making appropriate adjustments to our workforce and overhead and have consolidated certain of our divisions to right size the Company in light of today’s lower volume levels.”

Homebuilding Operations

	Three Months Ended September 30,
	2007	2006	% Change
	(Dollars in thousands)
Homebuilding revenues:
California	$304,117	$372,357	(18%	)
Southwest	218,931	240,838	(9%	)
Southeast	152,462	220,918	(31%	)

Total homebuilding revenues	$675,510	$834,113	(19%	)

Homebuilding pretax income (loss)(1):
California	$(131,723)	$11,763	(1,220%	)
Southwest	(15,705)	13,304	(218%	)
Southeast	(45,677)	21,418	(313%	)
Corporate	(1,141)	(640)	(78%	)

Total homebuilding pretax income (loss)	$(194,246)	$45,845	(524%	)

(1)	Homebuilding pretax income (loss) for the three months ended September 30, 2007 includes a total of $223.5 million of non-cash pretax inventory, joint venture, and land option deposit impairment charges recorded in the following segments: $147.3 million in California, $21.9 million in the Southwest, and $54.3 million in the Southeast. Homebuilding pretax income (loss) for the three months ended September 30, 2006 includes a total of $58.7 million of non-cash pretax inventory, deposit and joint venture impairment charges recorded in the following segments: $40.3 million in California, $6.9 million in the Southwest, and $11.5 million in the Southeast.

Homebuilding pretax income for the 2007 third quarter decreased 524% to a $194.2 million pretax loss compared to pretax income of $45.8 million in the year earlier period. The decrease in pretax income was driven by a 19% decrease in homebuilding revenues to $675.5 million, a negative 7.7% homebuilding gross margin percentage, a $43.9 million decrease in joint venture income (to a loss of $38.7 million), which was partially offset by a $12.0 million decrease in the Company’s absolute level of selling, general and administrative (“SG&A”) expenses and a $2.4 million decrease in other expense. The Company’s homebuilding operations for the 2007 third quarter included the following non-cash pretax charges: a $175.2 million inventory impairment charge; a $41.8 million charge related to the Company’s share of joint venture inventory impairments; and a $6.5 million charge related to the write-off of land option deposits and capitalized preacquisition costs for abandoned projects. The inventory impairment charge was included in cost of sales while the land deposit and capitalized preacquisition cost write-offs were included in other expense for the quarter.

The 19% decrease in homebuilding revenues for the 2007 third quarter was primarily attributable to a 25% decrease in new home deliveries (exclusive of joint ventures) and, to a lesser extent, a 1% decrease in the Company’s consolidated average home price to $364,000. These decreases were partially offset by a $51.5 million year-over-year increase in land sale revenues. Land sale revenues totaled $57.3 million for the 2007 third quarter and represented the disposition of approximately 1,500 lots.

	Three Months Ended September 30,
	2007	2006	% Change
New homes delivered:
Southern California	294	396	(26%)
Northern California	172	109	58%

Total California	466	505	(8%)

Arizona	247	362	(32%)
Texas	338	440	(23%)
Colorado	89	102	(13%)
Nevada	27	—	—

Total Southwest	701	904	(22%)

Florida	305	583	(48%)
Carolinas	225	262	(14%)

Total Southeast	530	845	(37%)

Consolidated total	1,697	2,254	(25%)

Unconsolidated joint ventures:
Southern California	79	1	7,800%
Northern California	35	29	21%
Arizona	—	9	(100%)
Illinois	4	1	300%

Total unconsolidated joint ventures	118	40	195%

Total (including joint ventures)	1,815	2,294	(21%)

In California, consolidated new home deliveries decreased 8% during the 2007 third quarter as compared to the prior year period. Deliveries were off 26% in Southern California reflecting the slowdown in order activity experienced throughout the latter half of 2006 and into 2007. While still at depressed levels, deliveries increased 58% in Northern California and were driven by an increase in order trends in the first three quarters of 2007 as compared to the year earlier period.

In the Southwest, new home deliveries (exclusive of joint venture) decreased 22% in the third quarter of 2007 compared to the year earlier period. Deliveries in Arizona during the 2007 third quarter decreased 32% from the 2006 third quarter reflecting the decrease in order activity in the latter half of 2006 and into 2007, coupled with a sharp increase in our cancellation rate in the state over the same period. New home deliveries were down 23% in Texas, driven primarily by a significant drop in demand in San Antonio and Dallas, which was partially offset by an increase in deliveries from the Company’s Austin operations. In Colorado, deliveries were off 13% for the 2007 third quarter in what has continued to be a challenging housing market.

New home deliveries in the Company’s Southeast region decreased 37% during the 2007 third quarter compared to the year earlier period. This decrease was primarily due to a 48% year-over-year decline in Florida deliveries due to weaker housing demand which began last year combined with an increase in the Company’s cancellation rate in the state over the same period. In the Carolinas, deliveries were off 14% from the year earlier period driven by a decrease in deliveries in both the Company’s Raleigh and Charlotte operations as compared to the year earlier period.

	Three Months Ended September 30,
	2007	2006	% Change
Average selling prices of homes delivered:
Southern California	$711,000	$747,000	(5%)
Northern California	483,000	701,000	(31%)

Total California	627,000	737,000	(15%)

Arizona	290,000	305,000	(5%)
Texas	226,000	210,000	8%
Colorado	364,000	320,000	14%
Nevada	299,000	—	—

Total Southwest	269,000	261,000	3%

Florida	274,000	289,000	(5%)
Carolinas	241,000	199,000	21%

Total Southeast	260,000	261,000	—

Consolidated (excluding joint ventures)	364,000	368,000	(1%)
Unconsolidated joint ventures	558,000	616,000	(9%)

Total (including joint ventures)	$377,000	$372,000	1%

During the 2007 third quarter, the Company’s consolidated average home price decreased 1% to $364,000 (excluding joint ventures) compared to the year earlier period. The overall decrease was primarily due to changes in the Company’s geographic mix in deliveries combined with an increase in the level of incentives and discounts required to sell homes in California, Florida and Arizona.

The Company’s average home price in California for the 2007 third quarter decreased 15% from the year earlier period driven by the increased use of incentives and discounts and the following regional changes. The average home price in Southern California was off 5% during the 2007 third quarter primarily due to increased incentives and discounts utilized throughout the region to stimulate sales. This decrease was offset in part by a slightly higher proportion of deliveries generated from the Company’s Orange County division, which generally delivers more expensive homes (including the delivery of three homes during the quarter from its exclusive coastal project where sales prices were in the $6 to $8 million range). In Northern California, the average home price was down 31% as a result of the increased level of incentives and discounts used to sell homes combined with delivering a greater proportion of homes from the Company’s more affordable Sacramento and Central Valley markets.

In the Southwest, the Company’s average home price increased 3% over the year earlier period. The Company’s average price in Arizona decreased 5% year-over-year reflecting increased incentives offset in part by a shift in our product mix. The 8% increase in the Company’s average price in Texas primarily reflected a significant decline in deliveries from our San Antonio operation, where our homes are generally more affordable than our Dallas and Austin operations.

The Company’s average home price in the Southeast was flat year-over-year. In Florida, the average sales price was down 5% from the year ago period and primarily reflected the increase in the level of incentives and discounts used to sell homes across all of the Company’s Florida markets, offset in part by a geographic and product mix shift within the state. The Company’s average price was up 21% in the Carolinas from the year earlier period and primarily reflected a change in product mix towards larger, more expensive homes in both of our markets in the state as well as moderate price appreciation.

Homebuilding Gross Margin Percentage

The Company’s 2007 third quarter homebuilding gross margin percentage was down year-over-year to a negative 7.7% from 19.1% in the prior year. The 2007 third quarter gross margin reflected a $175.2 million pretax inventory impairment charge related to 52 projects of which $119.6 million related to land under development and homes completed and under construction, and $55.6 million related to land or lots that have been or are intended to be sold to third parties. These impairments related primarily to projects located in California, Florida and Arizona and to a lesser degree Texas and Colorado. Our gross margin from home sales was $5.3 million, or 0.9%, for the 2007 third quarter versus $158.8 million, or 19.2%, for the year earlier period. Excluding housing inventory impairment charges of $119.6 million and $47.7 million, respectively, for the three month periods ended September 30, 2007 and 2006, the Company’s 2007 third quarter gross margin from home sales would have been 20.2% versus 24.9% in the year earlier period. The 470 basis point decrease in the year-over-year gross margin percentage as adjusted was driven primarily by lower gross margins in California, Arizona and Florida. The lower gross margins in these markets were driven by increased incentives and discounts resulting from weakening demand during last year and this year related to decreased affordability, more limited availability of mortgage credit, and an increased number of communities and completed and existing homes available for sale in the marketplace. These factors have created a much more competitive market for new homes, which has continued to put downward pressure on home prices. Until market conditions stabilize, the Company may continue to incur additional inventory impairment charges.

SG&A Expenses

The Company’s SG&A expense rate (including corporate G&A) for the 2007 third quarter increased 130 basis points to 14.7% of homebuilding revenues compared to 13.4% for the same period last year. The higher level of SG&A expenses as a percentage of homebuilding revenues was due primarily to a higher level of sales and marketing costs as a percentage of revenues, particularly advertising expenses and co-broker commissions, as a result of the Company’s focus on generating sales in these challenging market conditions. These increases were partially offset by an absolute decrease in the Company’s G&A expenses. The decrease in the Company’s G&A expenses was principally due to a reduction in staff to better align our overhead with the weaker housing market combined with a decrease in incentive-based compensation.

Homebuilding Joint Ventures

The Company recognized a $38.7 million loss from unconsolidated joint ventures during the 2007 third quarter compared to income of $5.2 million in the year earlier period. The loss in the 2007 third quarter reflected a $41.8 million pretax charge related to the Company’s share of joint venture inventory impairments related to 12 projects located primarily in California. Excluding the impairment charges, the Company generated joint venture income of $3.1 million for the 2007 third quarter of which approximately $0.6 million was generated from profits related to land sales to other builders while approximately $2.5 million was generated from new home deliveries. Deliveries from the Company’s unconsolidated homebuilding joint ventures totaled 118 new homes in the 2007 third quarter versus 40 last year.

Other Expense

Included in other expense for the three months ended September 30, 2007 and 2006 are pretax charges of approximately $6.5 million and $10.0 million, respectively, related to the write-off of option deposits and capitalized preacquisition costs for abandoned projects. The Company continues to carefully evaluate each land purchase in our acquisition pipeline in light of weakened market conditions and any decision to abandon additional land purchase transactions could lead to further deposit and capitalized preacquisition cost write-offs.

	Three Months Ended September 30,
	2007	2006	% Change
Net new orders:
Southern California	356	190	87%
Northern California	164	62	165%

Total California	520	252	106%

Arizona	196	128	53%
Texas	274	321	(15%)
Colorado	79	60	32%
Nevada	30	4	650%

Total Southwest	579	513	13%

Florida	174	203	(14%)
Carolinas	201	232	(13%)

Total Southeast	375	435	(14%)

Consolidated total	1,474	1,200	23%

Unconsolidated joint ventures:
Southern California	108	6	1,700%
Northern California	22	24	(8%)
Arizona	3	—	—
Illinois	3	10	(70%)

Total unconsolidated joint ventures	136	40	240%

Total (including joint ventures)	1,610	1,240	30%

Average number of selling communities during the period:
Southern California	41	37	11%
Northern California	26	20	30%

Total California	67	57	18%

Arizona	24	29	(17%)
Texas	43	37	16%
Colorado	11	15	(27%)
Nevada	4	1	300%

Total Southwest	82	82	0%

Florida	47	50	(6%)
Carolinas	31	20	55%

Total Southeast	78	70	11%

Consolidated total	227	209	9%

Unconsolidated joint ventures:
Southern California	16	4	300%
Northern California	8	6	33%
Illinois	2	1	100%

Total unconsolidated joint ventures	26	11	136%

Total (including joint ventures)	253	220	15%

Net new orders companywide (excluding joint ventures) for the 2007 third quarter increased 23% to 1,474 new homes. The Company’s consolidated cancellation rate for the 2007 third quarter was 34% compared to 50% in the 2006 third quarter and 28% in the 2007 second quarter, while the Company’s cancellation rate as a percentage of beginning backlog for the 2007 third quarter was 28% compared to 22% in the year earlier period. While net new orders were up year over year, last year’s third quarter levels were down 58% compared to the 2005 third quarter. The overall increase in net new orders resulted primarily from an increase in orders in California and Arizona and to a lesser extent, nominal increases in Colorado and Nevada. These increases were partially offset by order decreases in Florida, Texas and the Carolinas. Despite the positive comparisons in some of our markets, our absolute sales absorption rates continue to reflect difficult housing conditions in most of our markets, resulting from reduced housing affordability, higher mortgage interest rates, and the growing levels of completed new and existing homes available for sale. These conditions were exacerbated further during the 2007 third quarter by the increased tightening of available mortgage credit for homebuyers, including increasing pricing for jumbo loans and the substantial reduction in availability of “Alt-A” mortgage products. All of these conditions have contributed to an erosion of homebuyer confidence.

Net new orders in California (excluding joint ventures) for the 2007 third quarter increased 106% from the 2006 third quarter on an 18% higher community count. Net new home orders were up 87% year-over-year in Southern California on an 11% higher average community count. The increase was primarily due to additional incentives and more aggressive marketing strategies. The region’s 2007 third quarter cancellation rate, while down from 57% a year ago, increased to 34% from 28% in the 2007 second quarter, driven by increases in our Orange County and Inland Empire cancellation rates. Net new orders were up 165% year-over-year in Northern California on a 30% higher community count. While conditions remain challenging in the Company’s Northern California divisions, improved sales year-over-year are a result of our focus on increasing traffic and orders through a more competitive pricing strategy. The Company’s cancellation rate of 35% for the 2007 third quarter was down from 53% in the year earlier period but up from the 25% rate in the 2007 second quarter.

Net new orders in the Southwest (excluding joint ventures) for the 2007 third quarter were up 13% year-over-year. In Arizona, net new home orders were up 53% on a 17% lower average community count. Despite the increase in net new orders in Arizona, which was largely the result of a decrease in the level of cancellations in the 2007 third quarter as compared to the year earlier period, the Phoenix and Tucson markets continue to experience weak demand for new and existing homes. In addition, the Company’s cancellation rate in Phoenix, while down sharply from the 2006 third quarter rate of 70%, still remains high relative to historical levels at 36% for the 2007 third quarter. In Texas, net new orders were down 15% on a 16% higher average community count. This decline was primarily due to the continued deterioration in the San Antonio market. This market, with its high concentration of first time buyers, has been adversely impacted by the tightening of mortgage credit underwriting standards, particularly with respect to sub-prime and Alt-A borrowers. To a lesser extent, the Company has experienced weakness in the Dallas market over the past year, and more recently has experienced softer demand in the Austin market. In Colorado, net new orders were up 32% on a 27% lower community count. In Nevada, we generated 30 new home orders from 4 communities in the Company’s Las Vegas division, a market which has continued to experience a weakening in demand for new homes.

In the Southeast, net new orders (excluding joint ventures) decreased 14% during the 2007 third quarter from the year earlier period. The decrease in net new orders in the region was primarily due to a 14% decline in orders in Florida. The year-over-year decline in Florida order activity reflects continued erosion in buyer demand, the tightening in mortgage credit underwriting standards and the increased level of available homes on the market. Our cancellation rate in Florida, while down modestly from 54% a year ago, increased to 49% for the 2007 third quarter from 37% in the 2007 second quarter. Net new orders in the Carolinas were down 13% on a 55% higher community count as a result of a recent slowing in housing demand in these markets.

	At September 30,
	2007	2006	% Change
Backlog (in homes):
Southern California	645	618	4%
Northern California	234	137	71%

Total California	879	755	16%

Arizona	347	1,221	(72%)
Texas	487	801	(39%)
Colorado	192	180	7%
Nevada	39	4	875%

Total Southwest	1,065	2,206	(52%)

Florida	346	1,219	(72%)
Carolinas	294	246	20%

Total Southeast	640	1,465	(56%)

Consolidated total	2,584	4,426	(42%)

Unconsolidated joint ventures:
Southern California	209	115	82%
Northern California	62	52	19%
Arizona	3	11	(73%)
Illinois	9	56	(84%)

Total unconsolidated joint ventures	283	234	21%

Total (including joint ventures)	2,867	4,660	(38%)

Backlog (estimated dollar value in thousands):
Southern California	$419,164	$501,103	(16%)
Northern California	111,465	86,148	29%

Total California	530,629	587,251	(10%)

Arizona	99,878	407,363	(75%)
Texas	127,093	173,457	(27%)
Colorado	73,386	64,406	14%
Nevada	11,345	1,666	581%

Total Southwest	311,702	646,892	(52%)

Florida	89,072	355,417	(75%)
Carolinas	73,578	51,289	43%

Total Southeast	162,650	406,706	(60%)

Consolidated total	1,004,981	1,640,849	(39%)

Unconsolidated joint ventures:
Southern California	117,848	59,033	100%
Northern California	43,168	39,253	10%
Arizona	1,059	3,312	(68%)
Illinois	7,873	26,025	(70%)

Total unconsolidated joint ventures	169,948	127,623	33%

Total (including joint ventures)	$1,174,929	$1,768,472	(34%)

The dollar value of the Company’s backlog (excluding joint ventures) decreased 39% from the year earlier period to $1.0 billion at September 30, 2007, reflecting the meaningful slowdown in order activity and increased cancellation rates the Company experienced during 2006 and into the first three quarters of 2007.

	At September 30,
	2007	2006	% Change
Building sites owned or controlled:
Southern California	10,227	11,858	(14%)
Northern California	5,588	7,837	(29%)

Total California	15,815	19,695	(20%)

Arizona	6,061	11,666	(48%)
Texas	6,734	9,550	(29%)
Colorado	869	1,293	(33%)
Nevada	2,922	3,037	(4%)

Total Southwest	16,586	25,546	(35%)

Florida	10,236	13,775	(26%)
Carolinas	4,239	4,269	(1%)
Illinois	154	219	(30%)

Total Southeast	14,629	18,263	(20%)

Total (including joint ventures)	47,030	63,504	(26%)

Total building sites owned	29,292	37,609	(22%)
Total building sites optioned or subject to contract	6,785	13,196	(49%)
Total joint venture lots	10,953	12,699	(14%)

Total (including joint ventures)	47,030	63,504	(26%)

Total building sites owned and controlled as of September 30, 2007 decreased 26% from the year earlier period, which reflects the Company’s efforts to generate cash and reduce its real estate inventories and to better align its land supply with the current level of new housing demand. These efforts were furthered by the sale of approximately 1,500 lots during the 2007 third quarter and the Company’s decision to abandon certain land option contracts.

	At September 30,
	2007	2006	% Change
Completed and unsold homes:
Consolidated	645	623	4%
Joint ventures	28	5	460%

Total	673	628	7%

Spec homes under construction:
Consolidated	2,050	2,517	(19%)
Joint ventures	446	472	(6%)

Total	2,496	2,989	(16%)

Total homes under construction (including specs):
Consolidated	3,490	5,657	(38%)
Joint ventures	649	718	(10%)

Total	4,139	6,375	(35%)

The Company’s number of completed and unsold homes (excluding joint ventures) as of September 30, 2007 increased 4% compared to the year earlier period but was down 19% from the peak at December 31, 2006. The higher year-over-year total was the result of weaker housing market conditions which contributed to an increase in the Company’s cancellation rates during the latter half of 2006 and the first three quarters of 2007 resulting in unintended completed spec homes. At the same time, the number of homes under construction (exclusive of joint ventures) as of September 30, 2007 decreased 38% from the year earlier period to 3,490 units in response to the Company’s increased focus on managing the level of its speculative inventory and its desire to better match new construction starts with the lower sales volume.

Financial Services

In the 2007 third quarter, the Company’s financial services subsidiary generated a pretax loss of $1.3 million compared to pretax income of $0.9 million in the year earlier period. The decrease in profitability was driven primarily by an 8% lower level of loan sales and a decrease in margins (in basis points) on loans sold. The decrease in loan sales was primarily the result of a 25% decrease in consolidated new home deliveries which was partially offset by increased capture rates.

Financial services joint venture income, which is derived from mortgage financing joint ventures with third party financial institutions operating in conjunction with the Company’s homebuilding divisions in the Carolinas, and Tampa, Orlando and Southwestern Florida, was down 37% to $248,000. The lower level of joint venture income was due to the lower level of new home deliveries in 2007 combined with the transition of the Company’s Colorado operations during 2006 from a joint venture arrangement to its wholly owned financial services subsidiary.

Earnings Conference Call

A conference call to discuss the Company’s 2007 third quarter earnings will be held at 11:00 am Eastern time tomorrow, Friday, October 26, 2007. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://standardpacifichomes.com/ir. The call will also be accessible via telephone by dialing (888) 811-5445 (domestic) or (913) 312-0831 (international); Passcode: 1498773. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast, and can be accessed by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international); Passcode: 1498773.

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 98,000 families during its 41-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado, Nevada and Illinois. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Standard Pacific Mortgage, Inc., Home First Funding, SPH Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: the Company’s focus on reducing inventories, generating cash flow and paying down debt; positive cash flow for the balance of 2007; the goal of paying off a substantial portion of the revolving credit facility and reducing homebuilding debt levels by the end of 2007; positive cash flow for the 2008 calendar year after retiring $150 million of notes due October 2008; projected capital requirements and the adequacy of the Company’s revolving credit facility; additional joint venture loan remargining obligations; the extent to which we expect to unwind additional joint ventures; our strategy of balancing margins, volume and cash flow generation; our focus on managing starts and other cash outflows; our focus on product design and production efficiencies with the goal of reducing our cost structure; our efforts to right size the Company; the potential need for additional inventory impairment charges; orders and backlog; and housing market conditions. Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company’s control and difficult to forecast—that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for and affordability of single-family homes; the supply of housing for sale; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to the Company’s mortgage banking operations, including hedging activities; future business decisions and the Company’s ability to successfully implement the Company’s operational and other strategies; litigation and warranty claims; and other risks discussed in the Company’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

(end of text, tables follow)

STANDARD PACIFIC CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	% Change	2007	2006	% Change
	(Dollars in thousands, except per share amounts)
Homebuilding:
Home sale revenues	$618,246	$828,398	(25%)	$1,875,023	$2,704,836	(31%)
Land sale revenues	57,264	5,715	902%	193,656	12,176	1,490%

Total revenues	675,510	834,113	(19%)	2,068,679	2,717,012	(24%)

Home cost of sales	(612,902)	(669,579)	(8%)	(1,834,231)	(2,010,976)	(9%)
Land cost of sales	(114,336)	(5,592)	1,945%	(315,306)	(15,224)	1,971%

Total cost of sales	(727,238)	(675,171)	8%	(2,149,537)	(2,026,200)	6%

Gross margin	(51,728)	158,942	(133%)	(80,858)	690,812	(112%)

Selling, general and administrative expenses	(99,458)	(111,449)	(11%)	(297,364)	(349,824)	(15%)
Income (loss) from unconsolidated joint ventures	(38,700)	5,153	(851%)	(119,414)	30,897	(486%)
Other expense	(4,360)	(6,801)	(36%)	(34,256)	(19,303)	77%

Homebuilding pretax income (loss)	(194,246)	45,845	(524%)	(531,892)	352,582	(251%)

Financial Services:
Revenues	2,336	5,726	(59%)	12,015	15,519	(23%)
Expenses	(3,593)	(4,845)	(26%)	(11,923)	(13,957)	(15%)
Income from unconsolidated joint ventures	248	394	(37%)	780	1,435	(46%)
Other income	210	299	(30%)	690	950	(27%)

Financial services pretax income (loss)	(799)	1,574	(151%)	1,562	3,947	(60%)

Income (loss) before taxes	(195,045)	47,419	(511%)	(530,330)	356,529	(249%)
(Provision) benefit for income taxes	75,379	(16,572)	(555%)	203,954	(134,430)	(252%)

Net income (loss)	$(119,666)	$30,847	(488%)	$(326,376)	$222,099	(247%)

Earnings (Loss) Per Share:
Basic	$(1.85)	$0.48	(485%)	$(5.04)	$3.39	(249%)
Diluted	$(1.85)	$0.47	(494%)	$(5.04)	$3.31	(252%)

Weighted Average Common Shares Outstanding:
Basic	64,849,612	64,321,003	1%	64,717,017	65,465,162	(1%)
Diluted	64,849,612	65,688,060	(1%)	64,717,017	67,068,937	(4%)

SELECTED FINANCIAL DATA

	Three Months Ended September 30,
	2007		2006
	(Dollars in thousands)
Net income (loss)	$(119,666)		$30,847
Net cash provided by (used in) operating activities	$(18,479)		$(146,136)
Net cash provided by (used in) investing activities	$(34,614)		$(30,161)
Net cash provided by (used in) financing activities	$57,662		$172,929
Adjusted Homebuilding EBITDA(1)	$63,742		$139,063
Homebuilding SG&A as a percentage of homebuilding revenues	14.7%		13.4%
Homebuilding interest incurred	$35,759		$38,998
Homebuilding interest capitalized to inventories owned	$32,016		$35,821
Homebuilding interest capitalized to investments in and advances to unconsolidated joint ventures	$3,743		$3,177
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	2.7	x	6.0	x

(1)	Adjusted Homebuilding EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) noncash impairment charges, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income (loss) from unconsolidated joint ventures and (g) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as one measure of the Company’s ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP. For the three months ended September 30, 2006 and 2007, EBITDA was calculated as follows:

	Three Months Ended September 30,		LTM Ended September 30,
	2007	2006	2007	2006
	(Dollars in thousands)
Net income (loss)	$(119,666)	$30,847	$(424,782)	$376,991
Add:
Cash distributions of income from unconsolidated joint ventures	5,982	14,968	25,268	92,790
Provision (benefit) for income taxes	(75,379)	16,572	(268,344)	229,400
Expensing of previously capitalized interest included in cost of sales	26,384	20,802	109,602	76,346
Non-cash impairment charges	181,702	57,697	774,346	78,876
Homebuilding depreciation and amortization	1,833	1,818	7,628	6,537
Amortization of stock-based compensation	3,177	2,787	13,753	17,282
Less:
Income (loss) from unconsolidated joint ventures	(38,452)	5,547	(152,846)	60,741
Income (loss) from financial services subsidiary	(1,257)	881	3,958	2,781

Adjusted Homebuilding EBITDA	$63,742	$139,063	$386,359	$814,700

The table set forth below reconciles net cash provided by (used in) operating activities, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended September 30,		LTM Ended September 30,
	2007	2006	2007	2006
	(Dollars in thousands)
Net cash provided by (used in) operating activities	$(18,479)	$(146,136)	$523,782	$(372,308)

Add:
Provision (benefit) for income taxes	(75,379)	16,572	(268,344)	229,400
Expensing of previously capitalized interest included in cost of sales	26,384	20,802	109,602	76,346
Excess tax benefits from share-based payment arrangements	28	14	1,755	2,440

Less:
Income (loss) from financial services subsidiary	(1,257)	881	3,958	2,781
Depreciation and amortization from financial services subsidiary	182	147	617	577

Net changes in operating assets and liabilities:
Trade and other receivables	40,527	8,551	21,069	3,431
Mortgage loans held for sale	4,416	11,861	(20,753)	14,523
Inventories-owned	57,908	223,418	(327,822)	849,352
Inventories-not owned	(4,744)	(23,185)	(1,759)	(13,031)
Deferred income taxes	41,438	5,858	261,676	22,979
Other assets	37,908	21,577	51,120	24,486
Accounts payable	(35,145)	(2,884)	(8,798)	1,754
Accrued liabilities	(12,195)	3,643	49,406	(21,314)

Adjusted Homebuilding EBITDA	$63,742	$139,063	$386,359	$814,700

BALANCE SHEET DATA

(Dollars in thousands, except per share amounts)

	At September 30,
	2007	2006
Stockholders’ equity per share (1)	$22.07	$28.91
Ratio of total debt to total book capitalization (2)	59.7%	56.4%
Ratio of adjusted net homebuilding debt to total book capitalization (3)	57.9%	54.9%
Ratio of total debt to LTM adjusted homebuilding EBITDA (2)	5.5x	2.9x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA (3)	5.1x	2.8x
Homebuilding interest capitalized in inventories owned	$148,649	$125,793
Homebuilding interest capitalized as a percentage of inventories owned	5.3%	3.4%

(1)	At September 30, 2007, shares outstanding exclude 6,000,000 shares issued under a share lending facility related to our 6% convertible senior subordinated notes issued on September 28, 2007.
(2)	Total debt at September 30, 2007 and 2006 includes $83.2 million and $95.9 million, respectively, of indebtedness of the Company’s financial services subsidiary and $11.6 million and $39.9 million, respectively, of indebtedness included in liabilities from inventories not owned.
(3)	Adjusted net homebuilding debt excludes indebtedness included in liabilities from inventories not owned, indebtedness included in trust deed and other notes payable related to a consolidated joint venture, indebtedness of the Company’s financial services subsidiary and additionally reflects the offset of cash and equivalents in excess of $5 million. The indebtedness related to the joint venture that was consolidated as of September 30, 2007 was excluded from the leverage calculation as the joint venture is less than an 80% owned subsidiary of the Company and is therefore excluded from our bank credit facilities and public note covenant calculations. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of the Company’s ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently. Adjusted net homebuilding debt is calculated as follows:

	At September 30,
	2007	2006
	(Dollars in thousands)
Total consolidated debt	$2,120,223	$2,401,480
Less:
Indebtedness included in liabilities from inventories not owned	11,582	39,925
Consolidated joint venture indebtedness	59,705	—
Financial services indebtedness	83,163	95,892
Homebuilding cash in excess of $5 million	—	226

Adjusted net homebuilding debt	$1,965,773	$2,265,437

STANDARD PACIFIC CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$5,085	$17,376
Trade and other receivables	76,288	77,725
Inventories:
Owned	2,830,588	3,268,788
Not owned	124,335	203,197
Investments in and advances to unconsolidated joint ventures	282,768	310,699
Deferred income taxes	330,232	185,268
Goodwill and other intangibles, net	72,568	102,624
Other assets	141,025	59,219

	3,862,889	4,224,896

Financial Services:
Cash and equivalents	21,822	14,727
Mortgage loans held for sale	78,204	254,958
Mortgage loans held for investment	10,471	—
Other assets	11,552	8,360

	122,049	278,045

Total Assets	$3,984,938	$4,502,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$116,368	$109,444
Accrued liabilities	236,165	280,905
Liabilities from inventories not owned	44,051	83,149
Revolving credit facility	253,500	289,500
Trust deed and other notes payable	98,341	52,498
Senior notes payable	1,424,318	1,449,245
Senior subordinated notes payable	249,319	149,232

	2,422,062	2,413,973

Financial Services:
Accounts payable and other liabilities	3,924	4,404
Mortgage credit facilities	83,163	250,907

	87,087	255,311

Total Liabilities	2,509,149	2,669,284

Minority Interests	44,301	69,287

Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 70,849,786 (1) and 64,422,548 shares outstanding, respectively	708	644
Additional paid-in capital	329,825	323,099
Retained earnings	1,107,777	1,446,043
Accumulated other comprehensive loss, net of tax	(6,822)	(5,416)

Total Stockholders’ Equity	1,431,488	1,764,370

Total Liabilities and Stockholders’ Equity	$3,984,938	$4,502,941

(1)	At September 30, 2007, shares outstanding include 6,000,000 shares issued under a share lending facility related to our 6% convertible senior subordinated notes issued on September 28, 2007.